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                                                                     EXHIBIT 3.1

                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                               PARK AVENUE TOWER
                              75 EAST 55TH STREET
                              NEW YORK, N.Y. 10022
                                 (212) 856-7000

                                                              June 12, 1997

Smith Barney Inc.
Unit Trust Department
388 Greenwich Street, 23rd Floor
New York, New York 10013

 RE: TAX EXEMPT SECURITIES TRUST, NATIONAL TRUST 225, CALIFORNIA TRUST 157 AND
                            NEW YORK TRUST 162

Dear Sirs:

  We have acted as special counsel for Smith Barney Inc. as Depositor, Sponsor and Principal Underwriter (the "Depositor") of Tax Exempt Securities Trust, National Trust 225, California Trust 157 and New York Trust 162 (collectively, the "Trusts") in connection with the deposit of securities (the "Securities") therein pursuant to the Trust Agreements referred to below, by which the Trusts were created and under which the units of fractional undivided interest (collectively, the "Units") have been issued. Pursuant to the Trust Agreements the Depositor has transferred to the Trusts certain long-term bonds and contracts to purchase certain long-term bonds together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreements. (All bonds to be acquired by the Trusts are collectively referred to as the "Bonds".)

  In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trusts, the deposit of the Securities and the issuance and sale of the Units:
(a) the Trust Indenture and Agreement dated July 16, 1987 and the Reference Trust Agreements of even date herewith relating to each Trust (collectively, the "Trust Agreements") among the Depositor, The Chase Manhattan Bank as Trustee, and Kenny S&P Evaluation Services, as Evaluator; (b) the Closing Memorandum relating to the deposit of the Securities in the Trusts; (c) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (d) the Registration Statements on Form S-6 (Registration Nos. 333-24847, 333-22799 and 333-22793) filed with the
Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and Amendment No. 1 thereto (said Registration Statements, as amended by said Amendment No. 1 being herein called the "Registration Statement"); (e) the proposed form of final prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (f) resolutions of the Executive Committees of the Depositor authorizing the execution and delivery by the Depositor of the Trust Agreements and the consummation of the transactions contemplated thereby; (g) the Certificates of Incorporation and By-laws of the Depositor, each certified to by an authorized officer of the Depositor as of a recent date; (h) a certificate of an authorized officer of the Depositor with respect to certain factual matters contained therein ("Officers Certificate"); and (i) certificates or telegrams of public officials as to matters set forth upon therein.

  We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.
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  Where matters are stated to be "to the best of our knowledge" or "known to us," our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trust, their review of documents provided to us by the Depositor in connection with this engagement and inquiries of officers of the Depositor, the results of which are reflected in the Officers Certificate. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Bonds held by the Trusts, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or governmental agency dockets.

  We have relied without independent investigation upon the opinion dated the date hereof of LeBoeuf, Lamb, Greene & McRae, L.L.P., 725 South Figueroa Street, Los Angeles, California 90017 delivered to the Depositor with respect to the questions of law of the States of California and with respect to any disclosure contained in the Registration Statement concerning risk factors relating to the Bonds of California Trust 157.

  Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

  We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.

  Based on the subject to the foregoing, we are of the opinion that:

  (1) The Trust Agreements have been duly authorized and executed and delivered by an authorized officer of the Depositor and are valid and binding obligations of the Depositor in accordance with their respective terms.

  (2) The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Depositor and such Certificates when executed by the Depositor and the Trustee in accordance with the provisions of the Certificates and the respective Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the respective Trusts, will be entitled to the benefits of the respective Trust Agreements, and will conform in all material respects to the description thereof contained in the Prospectus under the caption heading "Rights of Unit Holders--Certificates". Upon payment of the consideration for the Units as provided in the Trust Agreements and the Registration Statement, the Units will be fully paid and non-assessable by the Trusts.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Taxes" and "Legal Opinion". This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

                                          Very truly yours,

                                          Battle Fowler LLP